Exhibit 10.16

PERFORMANCE BASED AWARD AGREEMENT

under the

Hexcel Corporation 2013 Incentive Stock Plan

This Performance Based Award Agreement (the “Agreement”), is entered into as of the Grant Date, by and between Hexcel Corporation, a Delaware corporation (the “Company”), and the Grantee.

The Company maintains the Hexcel Corporation 2013 Incentive Stock Plan (the “Plan”). The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Grantee shall be granted a Performance Based Award (“PBA”) upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1. Notice of Grant; Acceptance of PBA. A Notice of Grant is attached hereto as Annex A and incorporated by reference herein. The PBA awarded pursuant to this Agreement may result in the Grantee being awarded up to that number of unrestricted shares of Common Stock equal to the Maximum Share Award (as defined herein). Grantee will be deemed to accept the terms and conditions of this Agreement by clicking the “Accept” button on the Award Acceptance screen with regard to this PBA. By accepting the Agreement, the Grantee agrees to be bound by the terms of the Plan and this Agreement and further agrees that all of the decisions and determinations of the Committee shall be final and binding.

2. Incorporation of Plan. The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time. The PBA granted hereunder constitutes an Award within the meaning of the Plan and in the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern.

3. Performance Periods; Award of Unrestricted Shares of Common Stock.

(a) There is a Long-Term Performance Period (calendar years 2025-2027) under this PBA. The performance measures for the Long-Term Performance Period are Return on Invested Capital or “ROIC” and Relative Earnings Per Share Growth Rate or “Relative EPS Growth Rate.” The Grantee shall have the opportunity to earn (i) all, a portion or a multiple of one half of the PBA Target Share Award, as defined in the Notice of Grant, based on the extent to which the Company achieves the Return on Invested Capital Long-Term Performance Measure for the Long-Term Performance Period, and (ii) all, a portion or a multiple of one half of the PBA Target Share Award based on the extent to which the Company achieves the Relative EPS Growth Rate Long-Term Performance Measure for the Long-Term Performance Period, in each case as described in Section 3(b) below and Annex B attached hereto.

(b) (i) With respect to the portion of the PBA Target Share Award allocated to the Return on Invested Capital Long-Term Performance Measure, and subject to Section 5, if and only if the Threshold Level for the Return on Invested Capital Long-Term Performance Measure is met for the Long-Term Performance Period, and so long as the Grantee is employed by a member of the Hexcel Group at the end of the Long-Term Performance Period, or the Grantee’s employment with a member of the Hexcel Group terminates during the Long-Term Performance Period due to the Grantee’s Retirement, the Grantee shall, at such time as the number of PBA Shares is determined, if any, under this Section 3(b)(i), become entitled to receive that number of PBA Shares equal to the number determined in accordance with the ROIC Performance Measure Share Award Schedule that appears on Annex B.

(ii) With respect to the portion of the PBA Target Share Award allocated to the Relative EPS Growth Rate Long-Term Performance Measure, and subject to Section 5, if and only if the Threshold Level for the Relative EPS Growth Rate Long-Term Performance Measure is met for the Long-Term Performance Period, and so long as the Grantee is employed by a member of the Hexcel Group at the end of the Long-Term Performance Period, or the Grantee’s employment with a member of the Hexcel Group terminates during the Long-Term Performance Period due to the Grantee’s Retirement, the Grantee shall, at such time as the number of PBA Shares is determined, if any, under this Section 3(b)(ii), become entitled to receive that number of PBA Shares equal to the number determined in accordance with the Relative EPS Growth Rate Long-Term Performance Measure Share Award Schedule that appears on Annex B.

(iii) The Committee shall certify the degree of achievement of the Long-Term

Performance Measures at the end of the Long-Term Performance Period promptly (but in no event later than 60 days) after the end of the Long-Term Performance Period.

4. Termination of Employment; Pro-rata Award

(a) For purposes of the grant hereunder, any transfer of employment by the Grantee within the Hexcel Group, or any other change in employment that does not constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision), shall not be considered a termination of employment by the applicable member of the Hexcel Group. Any change in employment that does constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision) shall be considered a termination of employment.

(b) Subject to Section 4(c) and Section 5, if during the Long-Term Performance Period, the Grantee’s employment with a member of the Hexcel Group is involuntarily terminated without Cause or the Grantee terminates employment with a member of the Hexcel Group for Good Reason, then the Grantee shall be entitled to receive that number of PBA Shares that the Grantee would have been entitled to receive under Section 3(b) had the Grantee been employed by a member of the Hexcel Group at the end of the Long-Term Performance Period multiplied by a fraction equal to M/36, where M is the number of partial or total months the Grantee is employed by a member of the Hexcel Group during the Long-Term Performance Period.

(c) Subject to Section 5, if, at any time during the Long-Term Performance Period, the Grantee’s employment with a member of the Hexcel Group terminates due to the Grantee’s Retirement or Disability, then, following the completion of the Long-Term Performance Period, the Grantee shall be entitled to receive such number of PBA Shares as determined under Section 3(b) above without regard to any pro-ration under Section 4(b). If, following the Grantee’s Retirement or termination by the Hexcel Group following the Grantee’s Disability, the Grantee dies prior to the end of the Long-Term Performance Period, then the Grantee’s estate shall be entitled to receive 100% of the PBA Target Share Award, as defined in the Notice of Grant, within 60 days after the Grantee’s death (or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code).

(d) Subject to Section 5, if, at any time during the Long-Term Performance Period, the Grantee’s employment with a member of the Hexcel Group terminates due to the Grantee’s death, then the Grantee’s estate shall be entitled to receive 100% of the PBA Target Share Award, as defined in the Notice of Grant, within 60 days after the Grantee’s death (or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code).

(e) If, at any time during the Long-Term Performance Period the Grantee’s employment with a member of the Hexcel Group terminates for any reason other than due to death, Disability, Retirement, termination by the Grantee for Good Reason or involuntary termination by a member of the Hexcel Group without Cause, the Grantee shall receive no PBA Shares and this PBA shall be null and void.

(f) The Grantee (or the Grantee’s legal representative) shall become entitled to receive PBA Shares under Section 4(b) or Section 4(c) at the same time as the Grantee would have become entitled to receive PBA Shares under Section 3(b) if the Grantee were employed by a member of the Hexcel Group at the end of the Long-Term Performance Period.

5. Change in Control.

(a) Notwithstanding any other provision of this Agreement, if a Change in Control occurs any time on or after the start of the Long-Term Performance Period, but prior to the last day of the Long-Term Performance Period, then the Grantee shall immediately be awarded the PBA Target Share Award, and any dividend equivalents that have been credited to the Grantee pursuant to Section 6(c). Delivery of the PBA Shares pursuant to this Section 5 shall discharge any obligation the Company has or may have to the Grantee under this Agreement in its entirety and the Grantee shall not be entitled to any additional award under this Agreement.

(b) Notwithstanding anything herein to the contrary, the provisions of the Plan applicable to an event described in Article X(d) of the Plan, which would include a Change in Control, shall apply to the PBA and, in such event, the Committee may take such actions as it deemed appropriate pursuant to the Plan, consistent with the requirements of the Applicable Regulations (as defined below).

6. Transferability of PBA; No Incidents of Ownership; Dividend Equivalents

(a) The PBA may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to transfer the PBA in contravention of this Section 6(a) is void ab initio. The PBA shall not be subject to execution, attachment or other process.

(b) The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in shares of Common Stock in respect of this PBA unless and until the Grantee becomes the holder of record of the PBA Shares.

(c) Should any cash dividends be declared and paid with respect to the shares of Common Stock during the period between (I) the Grant Date and (II) the last day of the Long-Term Performance Period, the Company shall credit to a dividend equivalent bookkeeping account (the “Dividend Equivalent Account”) the value of the dividends that would have been paid if the underlying PBA Target Share Award at the time of the declaration of the dividend were outstanding shares of Common Stock. At the same time that the corresponding PBA is converted to shares of Common Stock and distributed to the Grantee as set forth in Section

3(b), the Company shall pay to the Grantee a lump sum cash payment equal to the value of the cash dividends credited to the Grantee’s Dividend Equivalent Account that correspond to such PBA Shares (less withholdings for Tax-Related Items, defined in Section 9 below); provided, however, that any dividends that were credited to the Grantee’s Dividend Equivalent Account that are attributable to PBA Shares that have been forfeited as provided in this Agreement shall be forfeited and not payable to the Grantee. No interest shall accrue on any dividend equivalents credited to the Grantee’s Dividend Equivalent Account.

7. Forfeiture of PBA and PBA Shares on Certain Conditions. Grantee hereby acknowledges that the Hexcel Group has given or will give Grantee access to certain confidential, proprietary or trade secret information, which the Hexcel Group considers extremely valuable and which provides the Hexcel Group with a competitive advantage in the markets in which the Hexcel Group develops or sells its products. The Grantee further acknowledges that the use of such information by Grantee other than in furtherance of Grantee’s job responsibilities with the Hexcel Group would be extremely detrimental to the Hexcel Group and would cause immediate and irreparable harm to the Hexcel Group. In exchange for access to such confidential, proprietary or trade secret information, Grantee hereby agrees as follows:

(a) Notwithstanding anything to the contrary contained in this Agreement, should the Grantee breach the “Protective Condition” (as defined in Section 7(b)), then (I) The PBA awarded pursuant to this Agreement shall immediately be forfeited upon such breach, (II) the Grantee shall immediately deliver to the Company the number of PBA Shares previously distributed to the Grantee during the 180-day period prior to the termination of the Grantee’s employment with any member of the Hexcel Group that have not been sold or otherwise disposed of, and (III) with respect to any PBA Shares previously distributed to the Grantee during the 180-day period prior to the termination of the Grantee’s employment with any member of the Hexcel Group that have been sold or otherwise disposed of, the Grantee shall immediately pay to the Company, in cash, an amount equal to the Fair Market Value of such PBA Shares as of the date acquired by the Grantee. The Company may elect to reduce the number of PBA Shares, or the amount of the cash payment, otherwise due under clauses (II) and (III) to reflect the Grantee’s liability for taxes payable on such PBA Shares and/or proceeds.

(b) “Protective Condition” shall mean that (I) the Grantee complies with all terms and provisions of any obligation of confidentiality contained in a written agreement with any member of the Hexcel Group signed by the Grantee, or otherwise imposed on Grantee by applicable law, and (II) during the time Grantee is employed by any member of the Hexcel Group and for a period of one year following the termination of the Grantee’s employment with any member of the Hexcel Group, the Grantee does not (1) engage, directly or indirectly, in any substantially similar or related capacity, as the Grantee was engaged or employed by any member of the Hexcel Group during the Grantee’s employment, including but not limited to as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise), in any business enterprise then engaged in competition with the business conducted by the Hexcel Group anywhere in the world where the Grantee performed services for any member of the Hexcel Group during the preceding 24 months of the Grantee’s employment or engagement with Hexcel Group if the Hexcel Group carries out or engaged in a like business therein at such time; provided, however, that the Grantee may be employed by a competitor of the Hexcel Group within such one year period so long as the duties and responsibilities of Grantee’s position with such competitor do not involve the same or substantially similar duties and responsibilities as those performed by the Grantee for any member of the Hexcel Group in a business segment of the new employer which competes with the business segment(s) with which the Grantee worked or had supervisory authority over while employed by any member of the Hexcel Group during the twelve (12) months immediately preceding the date on which the Grantee’s employment terminates, (2) employ or attempt to employ, solicit or attempt to solicit, or negotiate or arrange the employment or engagement with Grantee or any other Person, of any Person who was at the date of termination of the Grantee’s employment, or within twelve (12) months prior to that date had been, a member of the senior management of any member of the Hexcel Group with whom the Grantee worked closely or was an employee with whom the Grantee worked closely or had supervisory authority over during the twelve months immediately preceding the date on which the Grantee’s employment terminates or (3) disparage any member of the Hexcel Group, any of its respective current or former directors, officers or employees or any of its respective products (notwithstanding the foregoing, to the extent Grantee is a California based employee, then foregoing clauses (1) and (2) shall not apply). The Grantee acknowledges that the business of the Hexcel Group is conducted nationwide and worldwide. The Grantee also acknowledges that the restrictions in this section are therefore reasonably restricted geographically to the entire United States of America, as well as all countries in which any member of the Hexcel Group does business. The Grantee also acknowledges and agrees that (A) complying with the restrictions contained in Section 7(a) and Section 7(b) would not prevent the Grantee from earning a living and (B) such restrictions are necessary and reasonable (including, without limitation, with respect to geographic scope and duration, as applicable) to protect the Hexcel Group’s valid business interests (including, without limitation, relationships with customers, goodwill, the protection of trade secrets and other confidential and proprietary Information, protection from unfair competition, and other protectable interests).

(c) Nothing in this Agreement prevents the Grantee from providing, without prior notice to the Company, information to any governmental or administrative authorities regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law or filing a charge or complaint with any securities regulatory agency or authority. This Agreement does not limit the Grantee’s right to receive an award for information provided to any securities regulatory agency or authority. Moreover, this Agreement does not, in any way, restrict or impede the Grantee from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to the Grantee’s Section 7 rights under the National Labor Relations Act. The Grantee represents and acknowledges that he or she had a reasonable opportunity to consult with counsel of the Grantee’s choice prior to signing this Agreement.

(d) This paragraph (d) shall apply if the Grantee is an executive officer or officer (as defined in Rule 3b-7or Rule 3b-2 under the Exchange Act). In accordance with the Company’s policy adopted by the Board on the Potential Impact on Compensation from Executive Misconduct, if it is determined, within eighteen (18) full calendar months after the date on which the Grantee became entitled to receive any PBA Shares, that the Grantee engaged in misconduct resulting in the inaccurate reporting of the Company’s financial results, and the number of PBA Shares the Grantee became entitled to receive (the “Incorrect Number of Shares”) was greater than the number of PBA Shares that would have been awarded, paid or delivered to, or realized by, the Grantee, if calculated based on the accurate reporting of financial results (the “Correct Number of Shares”), then (I) if the Grantee has not yet received the PBA Shares, the number of PBA Shares to which the Grantee shall be entitled shall be immediately reduced from the Incorrect Number of Shares to the Correct Number of Shares, (II) if the Grantee has received the PBA Shares, then the Grantee shall immediately deliver to the Company that number of PBA Shares equal to the difference between the Incorrect Number of Shares and the Correct Number of Shares (the “Forfeited Shares”), and (III) if the Grantee has received the PBA Shares and sold any of the Forfeited Shares in an arms’ length transaction or disposed of such shares in any other manner, the Grantee shall immediately deliver to the Company all proceeds from the arms’ length sales of such Forfeited Shares and, if disposed of otherwise than in an arms’ length sale, the Fair Market Value of such shares determined at the time of disposition. The PBA Shares and proceeds to be delivered under clauses (II) and (III) may be reduced to reflect the Grantee’s liability for taxes payable on such PBA Shares and/or proceeds.

(e) In the event any of Section 7(a), Section 7(b) or Section 7(d) is unenforceable in the jurisdiction in which the Grantee is employed on the date hereof, such section nevertheless shall be enforceable to the full extent permitted by the laws of the jurisdiction in which the Company shall have the ability to seek remedies against the Grantee arising from any activity prohibited by this Section 7.

(f) Notwithstanding any other provision in the Plan or this Agreement to the contrary, whenever the Company may be entitled or required by law, Company policy, including, without limitation, any applicable clawback, recoupment or other policies of the Company relating to the PBA Shares, or the requirements of an exchange on which the Company’s shares are listed for trading, to cause an Award to be forfeited or to recoup compensation received by the Grantee pursuant to the Plan, including recovery of shares distributed or the proceeds of shares sold or transferred, the Grantee shall accept such forfeiture and comply with any Company request or demand for recoupment of compensation received. Without limiting the preceding sentence, the PBA granted hereunder shall be subject to the Company’s Clawback Policy (CP No. 1.7) or any similar successor policy adopted by the Company.

8. Issuance of PBA Shares. Subject to the last sentence of Section 4(c) above, the provisions of Section 4(d) above or Section 14(e) below, any PBA Shares to be issued to the Grantee under this PBA (i) shall be delivered to the Grantee promptly after the Committee certifies achievement of the Long-Term Performance Measures (but in no event later than 60 days following the end of the Long-Term Performance Period), and (ii) may be issued in either certificated form or in uncertificated form (via the Direct Registration System or otherwise).

9. Taxes.

(a) The Company shall not be obligated to deliver any PBA Shares (or any other amounts hereunder) to the Grantee or the Grantee’s legal representative unless and until the Grantee or the Grantee’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local, foreign or other tax required to be withheld by the Company or a Subsidiary in connection with the grant, vesting or payment of the PBA (the “Tax-Related Items”). In this regard, at the time of distribution of PBA Shares, the Grantee hereby authorizes the Company and/or a Subsidiary, or their respective agents, to satisfy any applicable withholding obligations for Tax-Related Items by withholding PBA Shares otherwise issuable to the Grantee upon the settlement of the Restricted Units with a value equal to the required withholding, provided that (a) to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Committee; and (b) in no event shall the value of the PBA Shares retained exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the Grantee’s applicable taxing jurisdictions. If the obligation for Tax-Related Items is satisfied by withholding PBA Shares, for tax purposes, the Grantee is deemed to have been issued the full number of PBA Shares otherwise payable upon settlement of the Restricted Units, notwithstanding that a number of the PBA Shares is held back solely for the purpose of satisfying the withholding obligations for Tax-Related Items. Without limiting the foregoing, the Company may permit (in accordance with procedures established by the Company) or require the Grantee to pay an amount equal to all or any portion of the applicable Tax-Related Items directly to the Company or a Subsidiary by check or wire transfer, or the Company may satisfy the Tax Related Items by withholding from the Grantee’s salary, wages, or any other amounts payable to the Grantee, in accordance with applicable law.

(b) Regardless of any action the Company or its Subsidiary takes with respect to any such Tax-Related Items, the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or its Subsidiary. The Grantee further acknowledges that the Company and its Subsidiary (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PBA, including the grant, vesting or settlement of the PBA and the subsequent sale of any PBA Shares acquired at settlement; and (ii) do not commit to structure the terms of the grant or any aspect of the PBA to reduce or eliminate the Grantee’s liability for Tax-Related Items. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company or its Subsidiaries may be required to collect, withhold or account for Tax-Related Items in more than one jurisdiction.

10. No Guarantee of Employment. Nothing set forth herein or in the Plan shall confer upon the Grantee any right of continued employment for any period by the Hexcel Group, or shall interfere in any way with the right of the Hexcel Group to terminate such employment.

11. No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the PBA under this Agreement, the Grantee acknowledges the following:

(a) The Plan is established voluntarily by the Company, the grant of performance based awards under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time.

(b) The grant of the PBA is voluntary and occasional and does not create any contractual or other right to receive future grants of performance based awards, or benefits in lieu of performance based awards, even if performance based awards have been granted repeatedly in the past.

(c) All decisions with respect to future grants of performance based awards, if any, will be at the sole discretion of the Committee.

(d) The Grantee is voluntarily participating in the Plan.

(e) This grant of the PBA and any PBA Shares acquired under the Plan in connection with the PBA are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary and which are outside the scope of the Grantee’s employment contract, if any.

(f) This grant of the PBA and any shares acquired under the Plan and their value are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(g) This grant of the PBA and any PBA Shares acquired under the Plan in connection with the PBA are not intended to replace any pension rights or compensation.

(h) The future value of PBA Shares is unknown and cannot be predicted with certainty. If the Grantee vests in the PBA and receives PBA Shares, the value of the acquired shares may increase or decrease. The Grantee acknowledges and agrees that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the PBA or of any amounts received by the Grantee pursuant to the PBA or the subsequent sale of any PBA Shares acquired in connection with the PBA.

(i) The Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s termination of employment or service for any reason whatsoever, whether or not in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to the PBA as a result of such termination or loss or diminution in value of the PBA or any of the PBA Shares received in connection with the PBA as a result of such termination, and the Grantee irrevocably releases the Company and its Subsidiaries, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.

12. Data Privacy.

(a) The Grantee hereby acknowledges and understands that the Grantee’s personal data is collected, retained, used, processed, disclosed and transferred, in electronic or other form, as described in this Agreement by and among, as applicable, the Grantee’s employer, the Company and its Subsidiaries, and third parties assisting in the implementation, administration and management of the Plan for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b) The Grantee understands that the Grantee’s employer, the Company and its Subsidiaries hold certain personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any equity or directorships held in the Company or its Subsidiaries, and details of all performance based awards or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, in connection with the implementation, management and administration of the Plan (the “Data”).

(c) The Grantee understands that the Data may be transferred to the Company, its Subsidiaries and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have a lower standard of data privacy rights and protections than the Grantee’s country of residence. The Grantee understands that the Grantee may request a list with the names and addresses of any recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee understands that the recipients receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including transfers of such Data to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan in accordance with applicable law. The Grantee understands that the Grantee may, at any time, request to access or be provided the Data, request additional information about the storage and processing of the Data, require any corrections or amendments to the Data, in any case without cost and to the extent permitted by law, by contacting in writing the Grantee’s local human resources representative. The Grantee may also refuse or withdraw the consents in the Agreement; the Grantee understands, however, that not providing or withdrawing consent to the processing of his/her Data may affect the Grantee’s ability to participate in the Plan. For more information on the processing of his or her Data and other personal data, the Grantee is referred to the Privacy Notice made available provided to him/her by his/her employer.

13. Country Specific Terms. Notwithstanding anything to the contrary herein, the PBA shall be subject to the Country-Specific Terms attached hereto as an Addendum to this Agreement. In addition, if the Grantee relocates to one of the countries included in the Country-Specific Terms, the special terms and conditions for such country will apply to the Grantee to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Country-Specific Terms constitute part of this Agreement and are incorporated herein by reference.

14. Section 409A.

(a) It is intended that this Agreement comply in all respects with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, the “Applicable Regulations”), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b) Notwithstanding any term or provision of this Agreement (including any term or provision of the Plan incorporated in this Agreement by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent of the Grantee, amend this Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in the Grantee’s gross income pursuant to the Applicable Regulations of any compensation intended to be deferred hereunder. The Company shall notify the Grantee as soon as reasonably practicable of any such amendment affecting the Grantee.

(c) In the event that the PBA Shares issuable or amounts payable under this Agreement are subject to any taxes, penalties or interest under the Applicable Regulations, the Grantee shall be solely liable for the payment of any such taxes, penalties or interest. Although the Company intends to administer the Plan and this Agreement to prevent adverse taxation under the Applicable Regulations, the Company does not represent nor warrant that the Plan or this Agreement complies with any provision of federal, state, local or other tax law.

(d) Except as otherwise specifically provided herein, the time for distribution of PBA Shares under this PBA shall not be accelerated or delayed for any reason, unless to the extent necessary to comply with or permitted under the Applicable Regulations.

(e) Notwithstanding any term or provision of this Agreement to the contrary, if the Grantee is a specified employee (as defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of his or her termination of employment, then any PBA Shares issuable or amounts payable to the Grantee under this PBA on account of his or her termination of employment (including without limitation any dividend equivalents payable to the Grantee pursuant to Section 6(c) if payable on account of his or her termination of employment) shall be paid to the Grantee upon the later of (i) the date such PBA Shares would otherwise be issuable or such amounts would otherwise be payable to the Grantee under this PBA without regard to this Section 14(e) and (ii) the date which is six months following the date of the Grantee’s termination of employment. The preceding sentence shall not apply in the event Grantee’s termination of employment is due to his or her death. If the Grantee should terminate employment for a reason other than his or her death but subsequently die during the six-month period described in subclause (ii) of the first sentence above, such six-month period shall be deemed to end on the date of the Grantee’s death.

15. Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company, Attention: Corporate Secretary, or such other address as the Company may designate in writing to the Grantee.

16. Amendment; Waiver. The Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent, unless Section 11(b) applies. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

17. Governing Law/Jurisdiction/Resolution of Disputes. This Agreement shall be governed by and construed according to the laws of the State of Delaware, USA without regard to the conflicts of laws provisions thereof. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before three arbitrators constituting an Employment Dispute Tribunal, to be held in the state of Connecticut, USA in accordance with the commercial rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator shall be final and subject to appeal only to the extent permitted by law. Each party shall bear such party’s own expenses incurred in connection with any arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.

18. Miscellaneous. This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. This Agreement inures to the benefit of, and is binding upon, the Company and its successors-in-interest and its assigns, and the Grantee, the Grantee’s heirs, executors, administrators and legal representatives. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

19. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20. Definitions. For purposes of this Agreement:

(a) “Cause” shall mean:

(i)
the willful and continued failure by the Grantee to substantially perform his duties or discharge his responsibilities to the Company, or to follow the reasonable requests of his supervisor to undertake actions falling within the scope of such duties and responsibilities; or

(ii)
any fraudulent or intentional misconduct by the Grantee that causes or might reasonably be expected to cause material reputational, financial or other harm to the Company, or any improper or grossly negligent failure by the Grantee, including in a supervisory capacity, to identify, escalate, monitor or manage, in a timely manner and as reasonably expected, risks that cause or might reasonably be expected to cause material reputational, financial or other harm to the Company; or

(iii)
any conduct that violates the covenants set forth in Section 3(c) hereof or restrictive covenants in any other written agreement between the Grantee and the Company, or violates requirements of the Company embodied in its employee policies adopted from time to time including, but not limited to, policies directed to ethical business conduct, insider trading, anti-corruption, harassment, and other policies proscribing or prohibiting conduct as an employee of the Company; or

(iv)
the Grantee becomes subject to a suspension or debarment proceeding, or related investigations, conducted in connection with any actual or suspected violations of any United States Government procurement laws or regulations, or is for any other reason ineligible to participate in the discussion, negotiation and entering into of contracts with respect to United States government procurement, or fails to obtain or maintain any professional license reasonably required for the Grantee lawfully to perform her duties and responsibilities.

No act, or failure to act, on the Grantee's part shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. The Grantee shall not be deemed to have been terminated for Cause without delivery to the Grantee of a written notice of termination from the Chief Executive Officer specifying the grounds for Cause.

(b) “Change in Control” shall mean:

(i)
any person (as defined in Section 3(a)(9) of the Exchange

Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act) (a "Person") is or becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of either (A) the combined fair market value of the then outstanding stock of the Company (the “Total Fair Market Value”) or (B) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Total Voting Power”); excluding, however, the following: (I) any acquisition by the Company or any of its affiliates, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, (III) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (4) below and (IV) any acquisition of additional stock or securities by a Person who owns more than 50% of the Total Fair Market Value or Total Voting Power of the Company immediately prior to such acquisition; or

(ii)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company that, together with any securities acquired directly or indirectly by such Person within the immediately preceding twelve-consecutive month period, represent 40% or more of the Total Voting Power of the Company; excluding, however, any acquisition described in sub-clauses (I) through (IV) of subsection (1) above; or

(iii)
a change in the composition of the Board such that the individuals who, as of the original effective date of this Agreement, constitute the Board (such individuals shall be hereinafter referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company’s stockholders, was made or approved by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered an Incumbent Director; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered an Incumbent Director; provided finally, however, that, as of any time, any member of the Board who has been a director for at least twelve consecutive months immediately prior to such time shall be considered an Incumbent Director for purposes of this definition, other than for the purpose of the first proviso of this definition; or

(iv)
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction (A) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding Common Stock of the Company and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); provided, however, that notwithstanding anything to the contrary in subsections (1) through (4) above, an event which does not constitute a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (or any successor provision), shall not be considered a Change in Control for purposes of this Agreement.

(c) “Disability” shall mean Disability as determined under the Company’s then-existing long-term disability compensation programs.

(d) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended;

(e) “Good Reason” shall mean a termination by the Grantee after a reduction of more than 10% in the Grantee’s annual Total Direct Compensation (“TDC”) as in effect on the date hereof or as his TDC may be increased from time to time hereafter (except for across-the-board reductions in TDC affecting all similarly situated officers of the Company which reductions shall not count toward the 10%). TDC means the sum of the Grantee’s annual base salary, annual target award under MICP, and the grant date value of an annual equity award under the Company’s Incentive Stock Plan, as may be amended hereafter (the determination of grant date value shall be conclusively determined by the Compensation Committee for grants to the Grantee and all similarly situated officers of the Company). The Grantee shall be deemed to have waived any assertion of Good Reason unless the Grantee shall have delivered a written notice of termination to the Company, and specifying the reasons therefor, within 20 days after the effective date of such reduction. The Company shall have 10 days from the receipt of such notice to rescind or reverse the effect of such reduction and, upon doing so, both the grounds for Good Reason and the Grantee’s notice of termination automatically shall be deemed void with retroactive effect.

(f) “Hexcel Group” shall mean the Company and its Subsidiaries;

(g) “Long-Term Performance Measures” shall mean ROIC and Relative EPS Growth Rate each as defined on Annex B attached hereto;

(h) “Long-Term Performance Period” shall mean the period beginning on January 1, 2025 and ending on December 31, 2027;

(i) “Maximum Share Award” is the maximum amount of unrestricted shares of Common Stock that can be awarded to the Grantee under this PBA, which is 200% of the PBA Target Share Award, exclusive of any amounts credited as dividend equivalents to Grantee pursuant to Section 6(c);

(j) “PBA Shares” shall mean the unrestricted shares of Common Stock that Grantee is entitled to receive under this Agreement pursuant to Section 3, Section 4 or Section 5.

(k) “PBA Target Share Award” shall mean the number of unrestricted shares of Common Stock set forth on Annex A (which number represents the number of unrestricted shares that can be awarded to the Grantee under this PBA if the Target Level of 100% for each of the Long-Term Performance Measures is achieved as set forth in Annex B);

(l) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act and shall include “persons acting as a group” within the meaning of Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations (or any successor provision);

(m) “Relative Earnings Per Share Growth Rate” or “Relative EPS Growth Rate” is defined on Annex B attached hereto;

(n) “Retirement” shall mean termination of the Grantee’s employment with a member of the Hexcel Group, other than by reason of death or Cause, either (A) at or after age 65 or (B) at or after age 55 after five (5) years of employment by the Hexcel Group;

(o) “Return on Invested Capital” or “ROIC” is defined on Annex B attached hereto;

(p) “Subsidiary” shall mean any “subsidiary” of the Company within the meaning of Rule 405 under the Securities Act;

(q) “Target Level” for each of the Long-Term Performance Measures is defined on Annex B; and

(r) “Threshold Level” for each of the Long-Term Performance Measures is defined on Annex B.

ADDENDUM TO PERFORMANCE BASED AWARD AGREEMENT

COUNTRY-SPECIFIC TERMS

FOR PARTICIPANTS OUTSIDE THE U.S.

These Country-Specific Terms include additional terms and conditions that govern the PBA awarded to the Grantee under the Plan if the Grantee resides in one of the countries listed below. Capitalized terms used but not defined in these Country-Specific Terms are defined in the Plan or this Agreement and have the meanings set forth therein.

FRANCE

French Sub-Plan

The PBA is intended to qualify for specific treatment under French tax and social security laws and is subject to the provisions below and the Specific and Additional Terms and Conditions for French Employees (the “French Sub-Plan”), which has been provided to the

Grantee and is incorporated herein. Capitalized terms below shall have the same definitions assigned to them under the French Sub-Plan and the Agreement.

No Dividend Equivalents. The Grantee shall not be entitled to any dividend equivalents with respect to the PBA and accordingly, no dividend equivalents shall be credited to the Grantee.

Closed Periods

The Grantee may be subject to restrictions on sale of PBA Shares during Closed Periods as set forth in the French Sub-Plan.

UNITED KINGDOM

PBA Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in this Agreement, the grant of the PBA does not provide the Grantee any right to receive a cash payment and the PBA may be settled only in shares of Common Stock.

Termination of Service. The Grantee has no right to compensation or damages on account of any loss in respect of the PBA under the Plan where the loss arises or is claimed to arise in whole or part from: (a) the termination of the Grantee’s office or employment; or (b) notice to terminate the Grantee’s office or employment. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed. For the purpose of the Plan, the implied duty of trust and confidence is expressly excluded.

Annex A

NOTICE OF GRANT

PERFORMANCE BASED AWARD

HEXCEL CORPORATION 2013 INCENTIVE STOCK PLAN

The following employee of Hexcel Corporation, a Delaware corporation, or a Subsidiary, has been granted a Performance Based Award in accordance with the terms of this Notice of Grant and the Agreement to which this Notice of Grant is attached.

The terms below shall have the meanings ascribed to them below when used in the Agreement.

Grantee	Participant Name
Grant Date	January ___, 2025
Target number of unrestricted shares of Common Stock which may be granted as a result of this PBA (“PBA Target Share Award”)	Number of Awards Granted

IN WITNESS WHEREOF, the parties hereby agree to the terms of this Notice of Grant and the Agreement to which this Notice of Grant is attached and execute this Notice of Grant and the Agreement as of the Grant Date.

__________________________ HEXCEL CORPORATION

Grantee

By:_________________________

Gail E. Lehman

Executive Vice President, Chief Legal and Sustainability Officer

and Secretary